GLASGAL COMMUNICATIONS, INC.


         FROM:             GLASGAL COMMUNICATIONS, INC.
                           Contact: Isaac Gaon - Chief Executive Officer
                                    (201) 890-4800

                   THE MWW GROUP
                   Public Relations - Tel. (201) 507-9500
                   Contact: Robert C. Ferris (rferris@mww.com)
                            Robert E. Swadosh (rswadosh@mww.com)
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                                                           FOR IMMEDIATE RELEASE

                     GLASGAL COMMUNICATIONS, INC. ANNOUNCES
                             REDEMPTION OF WARRANTS

TOTOWA, NJ - October 20, 1997 - Glasgal  Communications,  Inc.,  (Nasdaq:  GLAS;
BSE: GGL), today announced that the holders of Common Stock Purchase Warrants (Nasdaq: GLASW; BSE: GGLW) in California, Idaho, Indiana, Louisiana, Minnesota, and Oregon are prohibited from exercising their Warrants (pursuant to the securities laws of those states) which are to be redeemed on October 23, 1997 (the "Redemption Date"), at the redemption price of $.05 per Warrant. The Company has been informed that its Warrants will be removed from trading on the Nasdaq Small Cap Market and the Boston Stock Exchange at the end of trading on Monday, October, 20, 1997, the third trading day prior to the Redemption Date. Accordingly, residents of these states may sell the Warrants, provided that these sales occur not later than such date. Failure to do so before such date will result in the redemption of the Warrants held by the residents of such states.

Glasgal Communications, Inc. provides configuration, integration and deployment services directly to Fortune 2000 customers in the USA and Canada. In addition, the Company provides these services to Technology Manufacturers, Systems Integrators and Software Developers who outsource their implementation needs. The Company has a proprietary software tool that materially reduces the labor hours and skill levels required in the configuration and integration of network devices, PC's and servers.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OF QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.